Exhibit 10.2

SEPARATION AGREEMENT AND

GENERAL RELEASE

This Separation Agreement and General Release (“Agreement”) is entered into as of the 11th day of November, 2010, by and between Benjamin Daitch (“Employee”) and Cano Petroleum, Inc. (“Cano”), hereinafter collectively referred to as the “parties” or individually as “party.”

RECITALS

WHEREAS, Employee has been employed by Cano as Senior Vice President and Chief Financial Officer.

WHEREAS, Employee and Cano executed an Employment Agreement on June 23, 2008, which covered the terms and conditions of Employee’s employment with Cano, as amended by First Amendment to Employment Agreement on December 31, 2008 (as amended, the “Employment Agreement”);

WHEREAS, Employee and Cano desire to terminate Employee’s employment with Cano as Senior Vice President and Chief Financial Officer effective November 10, 2010 (the “Termination Date”); and

WHEREAS, the parties desire to settle fully and finally, in the manner set forth herein, all differences between them which have arisen, or which may arise, prior to, or at the time of the execution of this Agreement, including, but in no way limited to, any and all claims and controversies arising out of the employment relationship between Employee and Cano;

NOW, THEREFORE, in consideration of the Recitals and the mutual promises, covenants and agreements set forth herein, the parties covenant and agree as follows:

1.             Except as otherwise provided herein, Employee, IRREVOCABLY AND UNCONDITIONALLY RELEASES, ACQUITS, AND FOREVER DISCHARGES Cano, its current and former parent, subsidiaries, affiliated, and related corporations, firms, associations, partnerships, and entities, their successors and assigns, and the current and former owners, shareholders, directors, officers, employees, agents, attorneys and representatives of said corporations, firms, associations, partnerships, and entities, and their guardians, successors, assigns, heirs, executors, and administrators (hereinafter collectively referred to as the “Releases”) from any and all claims, complaints, grievances, liabilities, obligations, promises, agreements, damages, causes of action, rights, debts, demands, controversies, costs, losses, and expenses (including attorneys’ fees and expenses) whatsoever, other than any arising under this Agreement.

2.             Cano, for itself and on behalf of its current and former parent, subsidiaries, affiliated and related corporations, firms, associations, partnerships, and entities, their successors and assigns, and the current and former owners, shareholders, directors, officers, employees, agents, attorneys, representatives, and insurers of said corporations, firms, associations, partnerships, and entities, and their guardians, successors, assigns, heirs, executors, and administrators hereby IRREVOCABLY AND UNCONDITIONALLY RELEASES, ACQUITS, AND FOREVER DISCHARGES Employee, from any and all claims, complaints, grievances, liabilities, obligations, promises, agreements, damages, causes of action, rights, debts, demands, controversies, costs, losses, and expenses (including attorneys’ fees and expenses) whatsoever, other than any arising under this Agreement.

3.             Employee waives and releases forever any right or rights he might have to employment, reemployment, or reinstatement with Cano or any of the other Releases.

4.             Cano and Employee agree that in addition to the termination of his employment as Senior Vice President and Chief Financial Officer of Cano, Employee shall also be terminated, effective November 11, 2010 from any other positions he holds as a director or officer with any of the Releases.  Employee agrees that the effectiveness of this Agreement constitutes his written resignation from any such positions.

5.             The parties agree as follows:

(a)           Cano agrees to pay Employee (or Employee’s estate in the event of Employee’s death) a payment of $125,753.42 (“Severance Payment”), less taxes and deductions required by law, in consideration for the promises, covenants, agreements, and releases set forth herein.  The Severance Payment described in this paragraph shall be paid to Employee by wire transfer to Employee’s account (as used for direct deposit for payroll) in one lump sum payment by no later than 1:00 PM Central Time, December 2, 2010.

(b)           Employee shall continue on as an employee of Cano until November 30, 2010 to supervise the transition of his job duties.

(c)           Cano agrees to timely make all necessary and required regulatory filings resulting from or required as a result of the execution of this Agreement.

(d)           Employee agrees to release and relinquish any and all unvested restricted shares provided by Cano.  Cano and Employee agree that Employee shall have no right, interest or title to any other stock option or restricted stock grant under any plan.

(e)           Employee agrees to be personally responsible for all COBRA payments for which he may elect, to continue his family medical and/or other insurance benefits provided by Cano.

(f)            Unless instructed by Cano otherwise, and specifically excluding all information or documents relating to current or pending Cano litigation, Employee agrees to return to Cano or its attorneys or, in the case of information, destroy, immediately upon the Effective Date, all equipment and property, including confidential information, written or electronic, as well as any and all documents, notes, memoranda or other materials in his possession which relate or refer to

Cano or its Affiliates and to retain no copies or notes relating to same. However, Employee will be allowed to retain his current laptop computer and Blackberry.

6.             Nothing in this Agreement is intended to release or relinquish Employee’s right to defense or coverage under any past, present or future of Cano’s Directors’ and Officers’ Liability Insurance coverages or any other insurance policies (the “Policies”) regarding claims respecting matters for which Employee is entitled to defense or coverage under the Policies.

7.             Employee acknowledges that he has had access to and has become familiar with confidential information of Cano, its subsidiaries and affiliates, including, but not limited to, processes, computer programs, compilations of information, records, sales procedures, customer requirements, pricing techniques, customer lists, methods of doing business, identities and compensation levels of employees in key positions, and other confidential information (collectively, referred to as “Confidential Information”) which are owned by Cano, its subsidiaries and/or affiliates and regularly used in the operation of its business, and as to which Cano, its subsidiaries and/or affiliates take precautions to prevent dissemination to persons other than certain directors, officers and employees.  Employee acknowledges and agrees that the Confidential Information (1) are secret and not known in the industry; (2) give the Company or its subsidiaries and/or affiliates an advantage over competitors who do not know or use the Confidential Information; (3) are of such value and nature as to make it reasonable and necessary to protect and preserve the confidentiality and secrecy of the Confidential Information; and (4) are valuable and special and unique assets of Cano or its subsidiaries and/or affiliates, the disclosure of which could cause substantial injury and loss of profits and goodwill to Cano or its subsidiaries and/or affiliates.  Employee may not use in any way or disclose any of the Confidential Information, directly or indirectly, at any time in the future, except as required in connection with a judicial or administrative proceeding, or if the information becomes public knowledge other than as a result of an unauthorized disclosure by the Employee.  All files, records, documents, information, data, and similar items relating to the business of Cano, whether prepared by Employee or otherwise coming into his possession, will remain the exclusive property of Cano, and in any event must be promptly delivered to Cano or destroyed.  Employee agrees upon his receipt of any subpoena, process, or other request to produce or divulge, directly or indirectly, any Confidential Information to any entity, agency, tribunal, or person, Employee shall timely notify and promptly deliver a copy of the subpoena, process or other request to Cano.  Cano shall solely bear any and all cost and expense, including attorneys’ fees and costs related to the protection of such Confidential Information in such event.  This paragraph shall not apply to any information which is or becomes public knowledge or which was known by Employee prior to his employment with Cano.

8.             Employee agrees to cooperate with Cano, specifically including any attorney retained by Cano, in connection with any pending or future litigation, business, or investigatory matter which Employee is not individually named as a party thereto.  The parties acknowledge and agree that such cooperation may include, but shall in no way be limited to, Employee’s making himself reasonably available for interview by Cano, or any attorney retained by Cano, and providing to Cano any documents still in his possession or under his control relating to the litigation, business, or investigatory matter. Cano agrees to provide Employee with reasonable notice of the need for assistance.  Cano additionally agrees to schedule such assistance in such a manner as not to interfere with Employee’s actual or potential employment with a third party and further agrees to pay Employee a Reasonable Fee, plus bear any expenses of Employee incurred in association with such assistance. For purposes of this paragraph, a “Reasonable Fee” is an hourly rate equivalent to the average hourly rate charged to Cano for the specific attorneys within the firm (partners and associates) retained by Cano to handle the subject legal matter which requires the Employee’s assistance.

9.             The parties acknowledge and agree that, in the event either party to this Agreement breaches any provision of this Agreement, the Party claiming breach will be entitled to such relief as is available to it at law or equity.  The prevailing party in any litigation or arbitration resulting from any such claim shall be entitled to recover attorney’s fees and expenses of litigation or arbitration from the losing party.

10.           One or more waivers of a breach of any covenant, term, or provision of this Agreement by any party shall not be construed as a waiver of a subsequent breach of the same covenant, term, or provision, nor shall it be considered a waiver of any other then existing or subsequent breach of a different covenant, term, or provision.

11.           If any provision or term of this Agreement is held to be illegal, invalid, or unenforceable, such provision or term shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised part of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance from this Agreement.  Furthermore, in lieu of each such illegal, invalid, or unenforceable provision or term there shall be added automatically as a part of this Agreement another provision or term as similar to the illegal, invalid, or unenforceable provision, as may be possible and that is legal, valid, and enforceable.

12.           Employee may revoke this Agreement by notice to Cano, in writing, within seven (7) days of the date of its execution by Employee (the “Revocation Period”).  The parties agree that this Agreement shall not be effective in the event Employee revokes this Agreement.  Employee also acknowledges and agrees that if Cano has not received from him written notice of his revocation of this Agreement prior to the expiration of the Revocation Period, Employee will have forever waived his right to revoke this Agreement and this Agreement shall thereafter be effective, enforceable and have full force and effect.

13.           This Agreement constitutes the entire Agreement of the parties, and supersedes all prior and contemporaneous negotiations and agreements, oral or written.  All prior and contemporaneous negotiations and agreements are deemed incorporated and merged into this Agreement and are deemed to have been abandoned if not so incorporated.  No representations, oral or written, are being relied upon by either party in executing this Agreement other than the express representations of this Agreement.  This Agreement cannot be changed or terminated without the express written consent of the parties.

14.           This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, except where preempted by federal law.

15.           By executing this Agreement, Employee acknowledges that (a) this Agreement has been reviewed with him by a representative of Cano; (b) he has had at least twenty-one (21) days to consider the terms of this Agreement and has considered its terms for that period of time or has knowingly and voluntarily waived his right to do so; (c) he has been advised by Cano to consult with an attorney regarding the terms of this Agreement; (d) he has consulted with, or has had sufficient opportunity to consult with, an attorney of his own choosing regarding the terms of this Agreement; (e) any and all questions regarding the terms of this Agreement have been asked and answered to his complete satisfaction; (f) he has read this Agreement and fully understands its terms and their import; (g) except as provided by this Agreement, he has no contractual right or claim to the benefits described herein; (h) the consideration provided for herein is good and valuable; and (i) he is entering into this Agreement voluntarily, of his own free will, and without any coercion, undue influence, threat, or intimidation of any kind or type whatsoever.

CANO PETROLEUM, INC.

By:	/s/ Jeffrey Johnson
S. Jeffrey Johnson
Chairman and CEO

/s/ Benjamin Daitch
Benjamin Daitch